EXHIBIT 99.1

American River Bank Hires New Relationship Manager for Marketplace Expansion

SACRAMENTO, Calif., April 8, 2013 –American River Bank, a subsidiary of American River Bankshares [NASDAQ-GS: AMRB], announced today that Brian Seipke has joined the Company as VP, Relationship Manager, the first hire for the Bank as it expands its services into the East Bay and San Jose areas.

Mr. Seipke is responsible for the business development efforts of Commercial Banking out of American River Bank’s new loan production office in the San Jose area. His primary objectives include managing relationships with current and prospective business clients with target revenues between $1 million and $50 million. He will also be responsible for serving the credit needs of businesses and professionals in the area, providing financial services such as equipment financing, business lines of credit, asset based lines of credit and commercial real estate financing.

American River Bank’s decision to open a loan production office in the San Jose area is in line with its strategy to grow as a regional business bank throughout Northern California. “The San Jose and East Bay markets are home to many high-quality businesses that fall within the Bank’s specialties in building trades, wholesale, manufacturing and distribution industries,” said David Taber, President and CEO of American River Bank. “We can offer business owners a higher level of business banking expertise and a partnership that will help lead them to greater success, as we have done for many of our clients over the last 30 years.”

“Brian is smart, experienced and comes from a family of business owners,” said Erica Fernandez, SVP and Commercial Banking Manager at American River Bank. “That connection and understanding of what business owners deal with, along with his proven experience as a commercial lender, is an extremely valuable asset in serving our clients successfully.”

Mr. Seipke has 10 years of professional experience in commercial banking. He comes to the Company from Bank of America, where he served as a Senior Client Manager. His areas of expertise include commercial banking and commercial real estate lending – with extensive knowledge of manufacturing, distribution and contractor trades.

About American River Bank

American River Bank, a subsidiary of American River Bankshares [NASDAQ-GS: AMRB], is a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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